Exhibit 99.1

Vonage Holdings Corp. Reports First Quarter 2008 Results

—First Quarter Revenue Grows 15% to $225 Million —

—Company Generates Adjusted Operating Income1 of $8 Million—

—1Q08 Net Loss Narrows to $9 Million or $0.06 per Share—

—Company Announces Strategic Relationship with Covad to Deliver Vonage Broadband—

Holmdel, NJ, May 8, 2008 – Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone service, today announced results for the quarter ended March 31, 2008.

Revenue for the first quarter 2008 grew to a record $225 million, up 15% from $196 million in the first quarter 2007 and up 4% sequentially, driven by an increase in subscriber lines and higher average revenue per user.

For the first quarter of 2008, the Company reported a GAAP net loss of $9 million or $0.06 per share, down from a loss of $72 million or $0.47 per share reported in the first quarter 2007. Adjusted operating income1 was $8 million in the quarter, a significant improvement from an adjusted operating loss of $58 million in the year-ago quarter and adjusted operating income of $3 million sequentially.

Jeffrey Citron, Vonage Chairman, said, “We are pleased with our results this quarter, as we further strengthened relationships with existing customers and captured new subscribers through targeted marketing. Our business fundamentals are improving and for the second consecutive quarter we reported positive adjusted operating income. Additionally, we have taken a significant step toward restructuring our convertible debt.

“We remain confident in our ability to grow the business profitably and deliver innovative products and services which enable customers to control the way they communicate. Today’s announcement of a strategic relationship with Covad to deliver Vonage Broadband is an exciting step in that direction.”

First Quarter 2008 Financial and Operating Highlights

Average monthly revenue per line in the first quarter 2008 was $28.85, up from $28.31 in the year-ago quarter and $28.19 reported in the fourth quarter 2007. Average monthly telephony services revenue per line for the quarter increased to $27.87, up from $27.36 reported a year ago and up from $27.42 sequentially.

In the first quarter 2008, direct cost of telephony services was $56 million, flat versus last year and up slightly from $54 million in the fourth quarter 2007. On a per line basis, average direct cost of telephony services was $7.26, down from $8.03 in the year ago quarter and up from $7.11 sequentially.

Direct cost of goods sold was $22 million, up from $13 million in the year-ago quarter and $17 million in the prior quarter as the Company utilized a large portion of its remaining inventory of higher cost CPE devices. Direct margin2 remained flat year-over-year at 65% and fell 200 basis points from 67% in the fourth quarter 2007 driven by the increase in the CPE subsidy. The Company expects direct margin to improve in the second quarter as it fully exhausts the remaining inventory.

Selling, general and administrative (“SG&A”) expense was $79 million, down from $91 million in the year-ago quarter, and flat sequentially.

Pre-marketing operating income1 (“PMOI”), which represents the cash generated from the existing customer base, increased to $83 million, from $39 million in the year-ago quarter and $78 million sequentially. On a per line basis, PMOI increased to $10.66 in the first quarter 2008, up from $5.68 in the year-ago quarter and $10.23 sequentially.

Marketing expense for the quarter was $61 million, or 27% of revenue, down sharply from $91 million, or 46% of revenue, a year ago, and down from $63 million, or 29% of revenue, sequentially. Marketing cost per gross subscriber line addition (“SLAC”) was $216 in the first quarter 2008, down from $273 in the year ago quarter and $223 sequentially. The Company expects SLAC to increase in the second quarter, consistent with prior year seasonal trends. Vonage expects to gradually increase marketing expenditures in the second half of 2008 to accelerate growth but continues to expect the cost of acquisition to fall within $225-$250 for the full year 2008.

Vonage added 30,000 net subscriber lines in the first quarter 2008 and finished the quarter with more than 2.6 million lines in service. The Company is taking steps to strengthen and grow its customer base. To expand Vonage’s competitive position in the marketplace and offer customers control over how they communicate, Vonage today announced a relationship with Covad whereby Vonage will offer a DSL service to both residential and small business customers. The Company expects this new service, called Vonage Broadband, to be available to customers by the end of the year.

In addition, the Company is focused on increasing the quality of its customer base by targeting customers with low acquisition costs and high lifetime value. This effort, which involves evaluating media channel investments and returns, will lead to lower gross line additions in the second quarter, with an expectation for accelerating growth the remainder of the year. The Company expects this will increase profitability over time.

Average monthly customer churn increased to 3.3% in the first quarter 2008 from 3.0% in the fourth quarter 2007. The Company believes it has implemented process improvements in customer care that will result in an improved user experience and lower churn. As such, the Company expects churn in the second quarter to be below first quarter levels.

Cash and marketable securities and restricted cash on March 31, 2008 was $190 million. This includes $42 million in restricted cash used as collateral for routine business operations. The change in cash from the prior quarter was driven by cash provided from operations of $11 million, capital expenditures of $10 million, and an increase in restricted cash of $2 million.

Convertible Debt Refinancing Update

On April 25th, the Company announced that it had signed a non-binding letter of intent with a third party financing source to provide $215 million in a private debt financing. The letter of intent is a proposal that will be used as a basis for financing and does not constitute a commitment. The Company expects that approximately two-thirds of the financing will be provided through a senior secured credit facility and approximately one-third will be provided through issuance of convertible secured notes.

The Company intends to use the net proceeds from this financing, plus cash on hand, to repay, tender for or redeem its existing convertible notes, which can be put to the Company on December 16, 2008 and have a principal amount due of approximately $253 million.

Negotiations regarding a financing commitment are ongoing but there can be no assurance that the financing will be successful. The Company will provide additional details once a commitment letter is signed.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP loss from operations.

(2)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold.

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Statement of Operations Data:
Operating Revenues:
Telephony services	$216,980	$189,367
Customer equipment and shipping	7,637	6,573

	224,617	195,940

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,701 and $4,113, respectively)	56,498	55,566
Royalty	—	10,415

Total direct cost of telephony services	56,498	65,981
Direct cost of goods sold	22,072	13,333
Selling, general and administrative	79,392	90,992
Marketing	60,899	90,850
Depreciation and amortization	10,209	7,859

	229,070	269,015

Loss from operations	(4,453)	(73,075)
Other income (expense), net
Interest income	1,400	6,067
Interest expense	(5,571)	(5,149)
Other, net	(164)	17

	(4,335)	935

Loss before income tax expense	(8,788)	(72,140)
Income tax expense	(173)	(194)

Net loss	$(8,961)	$(72,334)

Net loss per common share:
Basic and diluted	$(0.06)	$(0.47)

Weighted-average common shares outstanding:
Basic and diluted	156,034	155,151

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Statement of Cash Flow Data:
Net cash provided by (used in) operating activities	$10,522	$(58,719)
Net cash provided by (used in) investing activities	25,021	3,877
Net cash provided by (used in) financing activities	(201)	227

	March 31, 2008	December 31, 2007
	(unaudited)
Balance Sheet Data (at period end):
Cash, cash equivalents and marketable securities	$148,278	$151,484
Restricted cash	41,501	38,928
Property and equipment, net of accumulated depreciation	114,072	118,666
Total assets	458,365	462,297
Convertible notes, net	253,331	253,320
Capital lease obligations	22,994	23,235
Total liabilities	540,597	537,424
Total stockholders’ equity (deficit)	(82,232)	(75,127)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Gross subscriber line additions	281,329	283,907	332,493
Net subscriber line additions	30,133	56,016	165,646
Subscriber lines (at period end)	2,610,360	2,580,227	2,389,757
Average monthly customer churn	3.3%	3.0%	2.4%
Average monthly revenue per line	$28.85	$28.19	$28.31
Average monthly telephony services revenue per line	$27.87	$27.42	$27.36
Average monthly direct cost of telephony services per line	$7.26	$7.11	$8.03
Marketing costs per gross subscriber line addition	$216.47	$223.06	$273.24
Employees (excluding temporary help) (at period end)	1,722	1,543	1,729
CPE subsidy	$51.31	$40.83	$20.33
Direct margin as a % of total revenue	65.0%	66.7%	64.8%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP LOSS FROM OPERATIONS TO ADJUSTED INCOME (LOSS)

FROM OPERATIONS AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended
	March 31, 2008	December 31, 2007	March 31, 2007
Income (loss) from operations	$(4,453)	$(9,366)	$(73,075)
Depreciation and amortization	10,209	11,105	7,859
Non-cash stock compensation	1,886	1,663	6,914

Adjusted income (loss) from operations	7,642	3,402	(58,302)
Marketing	60,899	63,327	90,850
Customer equipment and shipping	(7,637)	(5,891)	(6,573)
Direct cost of goods sold	22,072	17,484	13,333

Pre-marketing operating income	$82,976	$78,322	$39,308

As a % of telephony services revenue	38.2%	37.3%	20.8%

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted income (loss) from operations, pre-marketing operating income.

Vonage uses adjusted income (loss) from operations and pre-marketing operating income as principal indicators of the operating performance of its business.

We believe that adjusted income (loss) from operations permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of non-cash stock compensation expense, which is a non-cash expense that also varies from period to period.

Given that our strategy currently results in operating losses, we believe that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as we are currently growing both our revenue and customer base, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers. We provide information relating to our adjusted income (loss) from operations and pre-marketing operating income so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted income (loss) from operations and pre-marketing operating income are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted income (loss) from operations as GAAP loss from operations excluding depreciation and amortization and non-cash stock compensation expense.

Vonage defines pre-marketing operating income as GAAP loss from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and non-cash stock compensation expense.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Thursday, May 8, 2008 at 10:00 AM Eastern Time. To participate, please dial (877) 419-6594 approximately ten minutes prior to the call. International callers should dial (719) 325-4932. A replay will be available approximately two hours after the conclusion of the call until midnight May 23, 2008, and may be accessed by dialing (888) 203-1112. International callers should dial (719) 457-0820. The replay passcode is: 5532664

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s ability to grow profitably, the Company’s ability to complete a financing with party with whom it has entered a non-binding letter of intent, the Company’s gross line additions and churn in the second quarter of 2008 and the Company’s cost of acquisition for 2008. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include the Company’s ability to consummate the financing arrangement, which is subject to numerous uncertainties, including but not limited to completion of due diligence review by the financing party, successful negotiation between the Company and the financing party of a commitment for the financing arrangement and successful negotiation of definitive documentation for the financing arrangement. Other important factors include, but are not limited to, our damaging and disruptive intellectual property and other litigation; our convertible notes, which can be put to us in December 2008; our rate of customer terminations; our history of net operating losses and our need for cash to finance our growth; the competition we face; our reliance on third parties to provide portions of our service; our dependence on our customers’ existing broadband connections; differences between our service and traditional phone services, including our 911 service; uncertainties relating to regulation of VoIP services; system disruptions or flaws in our technology; the risk that VoIP does not gain broader acceptance; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2007, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contacts:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Michael Zema 732.528.2677 michael.zema@vonage.com

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